EXHIBIT 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT is made as of November 20, 2008 (the “Signing Date”), by and among Boise Cascade, L.L.C., a Delaware limited liability company (the “Company”), Boise Cascade Holdings, L.L.C., a Delaware limited liability company (“BCH”), Forest Products Holdings, L.L.C., a Delaware limited liability company (“Holdings”), W. Thomas Stephens (“Executive”), Stephens Family Limited Partnership (“Executive FPV 1”), Vera Ellen Stephens Millard Descendants Trust (“Executive FPV 2”), Alice Anne Stephens Descendants Trust (“Executive FPV 3”), and Elizabeth Lee Stephens Mullett Descendants Trust (“Executive FPV 4” and, together with each of Executive FPV 1, Executive FPV 2 and Executive FPV 3, each an “Executive FPV” and collectively, the “Executive FPVs”). The Company, BCH, Holdings and each former and current subsidiary of Holdings are collectively referred to herein as the “Boise Entities” and Executive and Executive FPVs are collectively referred to herein as the “Executive Parties”.

In December 2004, one or more of the Executive Parties acquired Series B Common Units of Holdings (the “Series B Units”) and Series C Common Units of Holdings (the “Series C Units”) pursuant to the terms of that certain Management Equity Agreement, dated as of November 29, 2004, by and among Holdings, one or more Executive Parties and certain other persons party thereto from time to time (the “Management Equity Agreement”). In May 2008, Executive’s FPV 1 sold certain of its Series B Units to Holdings pursuant to the terms of that certain Repurchase Agreement and Amendment No. 1 to Management Equity Agreement, dated as of May 23, 2008, by and among Holdings, Executive’s FPV 1 and certain other persons party thereto from time to time (the “Amendment to MEA”). The Management Equity Agreement, as amended by the Amendment to MEA and as the same may be further amended, modified, supplemented or waived from time to time after the Signing Date in accordance with its terms, is referred to herein as the “MEA”.

As of the Singing Date, Executive’s FPV 1 owns 2,058,252.43 Series B Units and 9,383,000 Series C Units and Executive’s FPV 2, Executive’s FPV 3 and Executive’s FPV 4 each owns 600,000 Series C Units. The rights and obligations of the Executive Parties with respect to the Series B Units and Series C Units are governed by each of (i) the MEA and (ii) that certain Operating Agreement of Holdings, dated as of November 10, 2006, by and among Holdings and its members (as the same has been and may be amended, modified, supplemented or waived from time to time after the Signing Date in accordance with its terms, the “Operating Agreement”).

Executive has, since October 29, 2004, served as Chairman and Chief Executive Officer of one or more of the Boise Entities. The terms of Executive’s employment with the Boise Entities were set forth in that certain Employment Agreement, dated as of October 29, 2004, by and between the Company and Executive (as the same has been amended by that certain

First Amendment to Employment Agreement, dated as of February 22, 2008, and that certain Second Amendment to Employment Agreement, dated as of March 12, 2008, in each case by and between the Company and Executive and as the same may be amended, modified, supplemented or waived from time to time after the Signing Date in accordance with its terms, the “Employment Agreement”). Executive has informed the Boise Entities that he intends to retire as Chairman and Chief Executive Officer of each of the Boise Entities effective as of the end of the day on November 30, 2008 (the “Termination Date”). In accordance with the MEA, Holdings has certain rights to repurchase the Series B Units and Series C Units as a result of such retirement.

The parties desire to enter into this Retirement Agreement in order to determine the rights and obligations of the respective parties with respect to the Series B Units, the Series C Units, the MEA, the Operating Agreement and the Employment Agreement. This Retirement Agreement, the MEA, the Operating Agreement, and the Employment Agreement are collectively referred to herein as the “Relevant Agreements.”

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Treatment of Equity Securities.

(a)           As a material inducement to each party to agree to the provisions of this Retirement Agreement, Holdings acknowledges and agrees that, from and after the Termination Date, it waives any and all rights arising under Section 4 of the MEA to purchase or repurchase any Series B Units or Series C Units as a result of Executive’s retirement and each Executive Party acknowledges and agrees that from and after the Signing Date such Executive Party waives any and all rights arising under Section 4 of the MEA to have purchased or repurchased any Series B Units or Series C Units. Each party to this Agreement acknowledges and agrees that, other than Section 4 of the MEA, the Series B Units and Series C Units remain subject to the rights and obligations of the Executive Parties with respect thereto under the Relevant Agreements. Madison Dearborn Capital Partners IV, L.P. executes and delivers this Agreement for the limited purpose of agreeing to waive any rights to exercise its right to repurchase the Series B Units or Series C Units pursuant to Section 4 of the MEA.

(b)           Each of Holdings, BCH and the Company agrees that if (i) it purchases or repurchases Series B Units and/or Series C Units from continuing employees of the Company as part of a buy-back or repurchase program offered to continuing employees of the Company generally or (ii) it agrees to exchange cash or other securities for Series B Units and/or Series C Units of continuing employees of the Company in connection with an initial public offering of equity securities of Holdings, BCH or the Company, then Holdings, BCH or the Company, as applicable, shall offer Executive the right to sell or exchange, as applicable, Series B Units and/or Series C Units on the same terms and subject to the same conditions as continuing employees of the Company are offered; provided that (x) for the avoidance of doubt, in no event shall any rights of Executive pursuant to clause (i) of this Section 1(b) be triggered by any purchase or repurchase of Series B Units and/or Series C Units from any employees of a Boise Entity in connection with their termination of employment from a Boise Entity and (y) notwithstanding anything to the contrary in this Section 1(b), the obligations of Holdings, BCH and the Company shall be subject to any restrictions or prohibitions in the debt financing agreements of any Boise Entity that would limit or prohibit the ability of Holdings, BCH or the Company to fulfill its obligations under this Section 1(b) without breach of such debt financing agreement.

(c)           Each Executive Party acknowledges and agrees that, from and after the Signing Date, no Executive Party has any right, title, or interest (i) to or in any equity securities of any Boise Entity, (ii) to or in any rights to acquire any equity securities of any Boise Entity, or (iii) in respect of any equity securities of any Boise Entity, other than the Series B Units and Series C Units referenced in the recitals to this Retirement Agreement as being owned by the Executive Parties. Holdings acknowledges and agrees that its records reflect that the Executive Parties own the Series B Units and Series C Units referenced in the recitals to this Retirement Agreement as being owned by the Executive Parties and that, as owners of such Series B Units and Series C Units, will retain the rights and be subject to the obligations for holders of such Series B Units and Series C Units under the Relevant Agreements, as amended by Section 1(a) and Section 3 of this Agreement.

2.             Retirement Pay.

(a)           On the first regular payroll date for the Company after the Termination Date, in exchange for the general release of all claims as set forth in Section 4 and the other promises, covenants and agreements by the Executive Parties set forth herein, the Company shall pay to Executive in the same manner that the Company has previously paid compensation to Executive  (e.g., by check or direct deposit) an aggregate amount equal to the sum of (i) his accrued but unpaid base salary through the Termination Date, plus (ii) $850,000 (which the parties acknowledge and agree shall represent a payment to Executive of his incentive bonus for calendar year 2008) (such sum, the “Retirement Pay”).

(b)           Executive acknowledges and agrees that his rights to participate in any employee benefit plan (including health benefit plan), program, policy or arrangement of any of the Boise Entities terminate as of the Termination Date. Without limiting the generality of the foregoing, effective as of the Termination Date, the Boise Entities shall cease to pay the premium on the term-life insurance policy in the name of Executive; provided that Executive may elect at any time after the Termination Date to continue such insurance policy and the Company shall, at Executive’s expense, provide assistance reasonably requested by Executive in the assignment of such insurance policy to him. Notwithstanding anything to the contrary in this Section 2(b),

Executive and his covered dependants shall be entitled to participate in the health benefit plans of the Company during the one-year period from and after the Termination Date and, during such period of participation, Executive shall pay the same portion of the costs related to his participation as other senior executives of the Company of approximately the same age are paying for their participation in the Company’s health plans. Furthermore, after such participation concludes, as long as Executive timely elects and pays for COBRA continuation coverage, Executive and his covered dependants shall be entitled to COBRA benefits to the extent provided by applicable law.

(c)           Notwithstanding the foregoing, the Retirement Pay and all other payments and benefits paid to Executive hereunder shall be subject to (and reduced for) withholding taxes, any normal payroll deductions and any other amounts required by law to be withheld. For the avoidance of doubt, and without limiting the provisions of Section 4 hereof, the parties agree that the Retirement Pay nor any other payment or benefit under this Agreement shall be deemed compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by any Boise Entity. Notwithstanding anything in this Retirement Agreement to the contrary, none of the Boise Entities shall have any obligation to pay any amounts payable under this Section 2 after such time as Executive has materially breached any provision of any of the Relevant Agreements (a “Relevant Breach”) and to the extent that a Relevant Breach occurs after any amount has been paid to Executive pursuant to this Section 2, Executive shall (as a non-exclusive remedy of the Boise Entities for such Relevant Breach) repay all amounts previously paid to Executive pursuant to this Section 2.

3.             Survival of Existing Agreements. Except as expressly modified by the terms and conditions of this Retirement Agreement, the terms and conditions of each of the Relevant Agreements shall survive the execution and delivery of this Retirement Agreement and shall remain in full force and effect; provided that, effective as of the Termination Date, Sections 1, 2, 3, 4 and 5 of the Employment Agreement are of no further force or effect and the rights of the parties to cause the repurchase of the Series B Units and Series C Units pursuant to Section 4 of the MEA are terminated in full; provided further that, effective as of the Termination Date, notwithstanding anything to the contrary in the Employment Agreement, Executive’s non-compete obligations under Section 8(a) of the Employment Agreement shall terminate as of the one-year anniversary of the Termination Date. Without limiting the generality of the foregoing sentence, each Executive Party acknowledges and agrees for the benefit of the Boise Released Persons (as hereinafter defined), and each Boise Entity acknowledges and agrees for the benefit of the Executive Parties, that the Executive Parties are party to, bound by and subject to the Operating Agreement and, after giving effect to the amendments thereto effected by the immediately foregoing sentence, the MEA (including Sections 5(c) and 7 thereof) and the Employment Agreement (including Sections 6, 7, 8, 9 and 23 thereof).

4.             Releases by Executive Parties.

(a)           Effective as of the Termination Date, each of the Executive Parties (for himself, herself or itself and his, her or its successors, assigns and executors) forever waives, releases, and discharges each of the Boise Entities and each of their respective Affiliates and each of their respective past, present and future predecessors, successors, assignees, parent companies, members (including each of the Members (as defined in the Operating Agreement) and its Affiliates (including the Investor and its Affiliates)), subsidiaries, Affiliates, officers, directors, managers, partners, employees, agents and attorneys, past and present (collectively, the “Boise Released Persons”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the Termination Date of any kind (“Claims”), which relate in any way to Executive’s employment with or service as a director, officer or manager of any of the Boise Entities or any other Boise Released Person or the termination of such employment, directorship or officership (including in any case as may exist under or relate to the Family Medical Leave Act, Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended or any other local, state, or federal law, order, regulation, ordinance, or common law), any rights to severance pay, any bonus or other payment from any Boise Released Person after the Termination Date (whether pursuant to the Employment Agreement or otherwise), the determination of the Boise Released Persons not to repurchase any of the Series B Units and/or Series C Units (including that such units may have less value in the future) or in any way to the operation or business activities or decisions of the Boise Released Persons. In no event shall the Claims being waived, released or discharged pursuant to this Section 4 be deemed to include (i) any claim for breach of this Retirement Agreement by a Boise Entity, (ii) Executive’s rights under the employee benefit plans (other than, for the avoidance of doubt, any severance pay or similar plan (with it being understood and agreed that the Retirement Pay shall be the only post-termination pay owed to any Executive Party)) of any Boise Entity which have accrued as of the Termination Date, (iii) any claim by Executive for coverage under any directors’ and officers’ insurance policy of any Boise Entity or for indemnification or advancement under the constitutive documents of any Boise Entity or Section 23 of the Employment Agreement, in each case with respect claims made while Executive served as a director, manager or officer of any Boise Entity, (iv) subject to compliance with the expense reimbursement policies of the Boise Entities, reimbursement of out-of-pocket business expenses incurred prior to the Termination Date or (v) Executive’s rights under applicable law and Company policies to accrued and unused vacation and sick leave (if any) for the year that includes the Termination Date; provided that nothing in this sentence shall limit the rights of any Boise Entity to modify or cancel the terms of any such employee benefit plan or any constitutive document or insurance policy, in each case as long as such changes do not exclusively relate to Executive.

(b)           Each Executive Party represents and warrants to the Boise Released Persons that such Executive Party has not filed any lawsuits, charges, complaints, petitions or accusatory pleadings against any Boise Released Person with any governmental agency or in any court or with any other dispute resolution panel, based upon, arising out of or related in any way to any Claim waived, released or discharged under this Section 4. Each Executive Party acknowledges and agrees that such Executive Party owns all right, title and interest in and to each of the Claims released hereunder and has not assigned, in whole or in part, any of the Claims released under this Section 4.

(c)           In executing this Retirement Agreement and agreeing to the provisions of this Section 4, each Executive Party acknowledges that it is intended that the releases, waivers and discharges in this Section 4 shall be effective as a bar and complete defense to each and every one of the Claims hereinabove mentioned or implied. Each Executive Party expressly consents that the releases, waivers and discharges in this Section 4 shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Each Executive Party acknowledges and agrees that this release, waiver, and discharge is an essential and material term of this Retirement Agreement and, without such release, waiver and discharge, the Boise Releasing Parties (as hereinafter defined) would not have made the agreements and covenants herein made. Each Executive Party further agrees that in the event that he, she or it brings a Claim against any Boise Released Person, or in the event any Executive Party seeks to recover against any Boise Entity in any Claim brought by a governmental agency on Executive’s behalf, this Retirement Agreement (including the provisions of this Section 4) shall serve as a bar and a complete defense to such Claims and such Executive Party shall indemnify and hold harmless the Boise Released Persons from any loss, liability or expense suffered by each such Boise Released Person from or with respect to such Claim (including reasonable legal fees incurred in barring or defending against such Claim, in seeking to have such Claim dismissed and/or in filing a counterclaim for breach of this Retirement Agreement by such Executive Party).

(d)           It is specifically understood and agreed that the compensation and benefits provided in this Retirement Agreement and the other consideration being provided to the Executive Parties (including the waiver of the rights to exercise the repurchase of Series B Units and Series C Units) are being paid or provided in full and final settlement of any potential Claims, and that such payment and the providing of such compensation, benefits and other consideration does not constitute and shall not be construed as any admission or evidence of fault or liability on the part of any of the Boise Released Persons.

5.             Releases by Boise Releasing Parties.

(a)           Effective as of the Termination Date, each of Holdings, BCH and the Company (collectively, the “Boise Releasing Parties”), on behalf of itself and each of its wholly-owned subsidiaries as of the Signing Date (collectively with the Boise Releasing Parties, the “Boise Releasing Persons”), forever waives, releases, and discharges each of the Executive Parties and his, her or its successors, assigns, trustees, executors agents and attorneys, past and present (collectively, the “Executive Released Persons”) from any and all Claims which relate in any way to Executive’s employment with or service as a director, officer or manager of any of the Boise Releasing Persons or the termination of such employment, directorship or officership or in any way to the operation or business activities or decisions of the Boise Releasing Persons on and prior to the Termination Date. In no event shall the Claims being waived, released or discharged be deemed to include any Claim (i) for breach of a Relevant Agreement by an Executive Released Person (other than any breach of any of Sections 1 through 5 of the Employment Agreement, which are being waived, released and discharged), (ii) related to fraud against, or misappropriation of assets of, any Boise Released Person or any customer or supplier of the foregoing, or (iii) with respect to any other matter for which a director of a Delaware corporation would not, under Delaware law (including Section 102(b)(7) of the Delaware General Corporation Law), be entitled to be indemnified or exculpated (with it being understood and agreed that these matters shall be excluded from the releases, waivers and discharges of this Section 5(a) regardless of the fact that one or more Boise Entities is not a Delaware corporation and shall apply in each capacity for which Executive served for the Boise Entities).

(b)           Each Boise Releasing Party represents and warrants to the Executive Released Persons that no Boise Releasing Person has filed any lawsuits, charges, complaints, petitions or accusatory pleadings against any Executive Released Person with any governmental agency or in any court or with any other dispute resolution panel, based upon, arising out of or related in any way to any Claim waived, released or discharged under this Section 5. Each Boise Releasing Party acknowledges and agrees that one or more Boise Releasing Persons own all right, title and interest in and to each of the Claims released under this Section 5 and has not assigned, in whole or in part, any of the Claims released hereunder.

(c)           In executing this Retirement Agreement and agreeing to the provisions of this Section 5, each Boise Releasing Party acknowledges that it is intended that the releases, waivers and discharges in this Section 5 shall be effective as a bar and complete defense to each and every one of the Claims hereinabove mentioned or implied that is being released, waived and discharged under this Section 5. Each Boise Releasing Party expressly consents that the releases, waivers and discharges in this Section 5 shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Each Boise Releasing Party acknowledges and agrees that this release, waiver, and discharge is an essential and material term of this Retirement Agreement and, without such release, waiver and discharge, the Executive Parties would not have made the agreements and covenants herein made. Each Boise Releasing Party further agrees that in the event that it brings a Claim against any Executive Released Person, or in the event any Boise Released Party seeks to recover against any Executive Released Person in any Claim brought by a governmental agency on behalf of any Boise Releasing Party, in each case that is released, waived and discharged pursuant to this Retirement Agreement, this Retirement Agreement (including the provisions of this Section 5) shall serve as a bar and a complete defense to such Claims and such Boise Releasing Party shall indemnify and hold harmless the Executive Released Persons from any loss, liability or expense suffered by each such Executive Released Person from or with respect to such Claim (including reasonable legal fees incurred in barring or defending against such Claim, in seeking to have such Claim dismissed and/or in filing a counterclaim for breach of this Retirement Agreement by such Boise Releasing Party).

(d)           It is specifically understood and agreed that the compensation and benefits provided in this Retirement Agreement and the other consideration being provided to the Boise Releasing Parties are being paid or provided in full and final settlement of any potential Claims, and that such payment and the providing of such compensation, benefits and other consideration does not constitute and shall not be construed as any admission or evidence of fault or liability on the part of any of the Executive Released Persons.

6.             Revocation of ADEA Claims. This Retirement Agreement shall become effective and enforceable immediately upon execution by the parties hereto. However, with respect solely to any claim of age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), this Retirement Agreement will become effective and enforceable only after the expiration of seven days following its execution by the parties hereto and during such seven-day period Executive may revoke the Retirement Agreement, solely with respect to his release of claims under such statute, if he so desires by delivering written notice during such seven-day period to the Boise Entities (a “Revocation Notice”); provided that if Executive so elects to revoke this Retirement Agreement with respect to his release of claims under such statute prior to the eighth day after the Signing Date, the Company may, by giving written notice (a “Termination Notice”) to Executive within ten days after delivery of the Revocation Notice or the Signature Deadline Date, elect to terminate the obligations of the Boise Entities under this Retirement Agreement that are to be performed on or after the Termination Date and thereafter enforce any rights that they may have under the Relevant Agreements.

7.             Representations and Warranties; Knowing and Voluntary Execution by Executive.

(a)           Each of the Executive Parties hereby represents and warrants to the Boise Entities that (i) such Executive Party has been offered sufficient time to consider it; (ii) such

Executive Party has carefully read and fully understands all of the provisions of this Retirement Agreement; (iii) such Executive Party has been offered the opportunity to consult with an attorney prior to executing and delivering this Retirement Agreement and understands such Executive Party’s rights and obligations hereunder, (iv) such Executive Party has freely entered into this Retirement Agreement and has agreed to the terms hereof, (v) such Executive Party has (in the case of Executive, and, in the case of Executive’s FPV, the individual signing on behalf of the Executive FPV) sufficient capacity to enter into this Retirement Agreement and perform his, her or its obligations hereunder, (vi) the Executive FPV has duly authorized, executed and delivered this Retirement Agreement, (vii) this Retirement Agreement has been duly executed and delivered by such Executive Party and constitutes the valid and binding obligation of such Executive Party, enforceable against such Executive Party in accordance with its terms, (viii) other than the Relevant Agreements to which such Executive Party may be a party and other than employee benefit plans, programs, policies and arrangements applicable to employees of the Boise Entities generally, Executive is not party to any other agreement with any Boise Entity regarding his employment or his rights upon termination thereof, and (ix) such Executive Party has at all times owned and held beneficially and of record, all right, title and interest in and to the Series B Units and Series C Units referenced in the recitals to this Retirement Agreement, free and clear of all liens, encumbrances and restrictions, other than liens, encumbrances and restrictions created by the Relevant Agreements and by applicable securities law.

(b)           Executive acknowledges and agrees that (i) he was offered the opportunity to take up to 21 days to consider this Retirement Agreement prior to signing and waiving his rights under the ADEA; (ii) the Executive was advised by this writing to obtain counsel regarding his waiver of rights under the ADEA; (iii) the Executive is receiving consideration in addition to what he was already entitled to waive his rights under the ADEA; and (iv) the Executive acknowledges that he has reviewed this Retirement Agreement carefully and understands that he is waiving any and all rights to bring any claims against any of the Boise Entities under the ADEA.

8.             Public Statements; Confidentiality.

(a)           Executive agrees that, by his execution hereof, he retires as an employee and resigns as a director, manager and an officer from each of the Boise Entities, in each case effective as of the end of the day on the Termination Date and, from and after the Termination Date, Executive agrees not to hold himself out in any manner as a director, manager, officer, employee, agent or in any other manner as a representative of any Boise Entity or any of their respective subsidiaries or Affiliates. Without limiting the resignation Executive shall deliver, promptly after requested by any Boise Entity a written resignation in the form requested by the Boise Entities for inclusion in the minute or similar record books of the various Boise Entities. Notwithstanding the foregoing, Executive may remain as a member of the Board of Directors of Boise Inc., but shall at the request of any Boise Entity made at any time after the date hereof, deliver a written resignation from such board position promptly after so requested by a Boise

Entity. Notwithstanding the immediately preceding sentence, Executive may serve as an independent director of Boise Inc. (as opposed to a designee of a Boise Entity) if and when he may be so duly elected. For purposes of this Retirement Agreement, the term “Affiliate” of any particular person means (i) any other person controlling, controlled by or under common control with such particular person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise and (ii) any member, manager, shareholder, partner or officer of such person.

(b)           Each Executive Party hereby covenants to the Boise Entities that such Executive Party shall not, directly or indirectly, publicly or privately, make, publish or solicit or encourage others to make, publish or solicit any disparaging or otherwise negative statements, comments, announcements or remarks concerning any Boise Released Person; provided that this sentence shall not prohibit or restrict such Executive Party from answering truthfully any question such Executive Party is asked under oath in any legal proceeding. Without limiting the generality of the foregoing, each Executive Party agrees that such Executive Party will not post any disparaging or otherwise negative remarks about any Boise Released Person on any Web site or provide any disparaging or otherwise negative commentary regarding any Boise Released Person to any media or other parties.

(c)           The Boise Entities hereby covenant to Executive that they shall direct the members of their board and senior management not to, directly or indirectly, publicly or privately, make, publish or solicit or encourage others to make, publish or solicit any disparaging or otherwise negative statements, comments, announcements or remarks concerning Executive; provided that this sentence shall not prohibit or restrict any such person or entity from answering truthfully any question that such person is asked under oath in any legal proceeding.

(d)           Notwithstanding anything in this Section 8 to the contrary, the parties agree that on or about the Signing Date, one or more of the Boise Entities shall make announcements to employees and the public in the form of Exhibit A to this Agreement and such release shall not constitute a breach of this Agreement. Furthermore, if any of the Boise Entities or Executive is requested to provide information regarding his departure from the Boise Entities, each such party shall respond that Executive voluntarily retired from the Boise Entities.

9.             Condominium Purchase. As promptly as practicable after the Termination Date, Executive shall (and shall cause any co-owner to) sell to the Company, and the Company shall purchase from Executive and any such co-owner, Executive’s condominium located in the Grove Hotel, together with all improvements thereto, in Boise, Idaho for $935,000. As a condition to the Company’s obligations under this Section 9, Executive shall deliver to the Company the following items: (a) a general warranty deed executed by the owners thereof conveying good and marketable fee simple title to the condominium free and clear of all liens and encumbrances, except easements and condominium declarations, (b) a letter from the condominium association indicating that all assessments have been paid through the date of closing and that there are no outstanding special assessments, (c) a letter from the condominium association waiving any right of first refusal or first offer, (d) state, local and city transfer tax affidavits executed by the owners of the condominium as applicable, (e) reasonable and customary gap affidavits and title indemnities executed by the owners of the condominium as requested by the title company, and (f) other customary closing instruments for sales of condominiums in Boise, Idaho. The costs of the closing shall be split evenly between Executive and the Company and taxes, assessments and other costs related to the condominium shall be subject to customary proration. Executive shall (i) be responsible for any damages to the condominium incurred prior to moving out and (ii) be entitled to take with him all personal items and all furniture in such condominium that is not a fixture. Without limiting or waiving the conditions specified in this Section 9, each of the Company and Executive shall use commercially reasonable efforts to cause the purchase and sale contemplated by this Section 9 to occur on or prior to December 31, 2008.

10.           Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Retirement Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable express courier service (charges for overnight delivery prepaid), (c) three business days after being deposited in the United States addressed to the recipient by, first class, postage prepaid, or (d) when received before 5:00 p.m. Boise, Idaho time by facsimile, if received on a business day and otherwise on the business day next following such receipt. Such notices, demands and other communications shall be sent to the Boise Entities at the address indicated below:

If to any of the Executive Parties:

c/o W. Thomas Stephens
3333 E. Platte Avenue
Greenwood Village, CO 80121

and to:

Rothgerber, Johnson & Lyons LLP
One Tabor Center, Suite 3000
1200 17th Street
Denver, CO 80202-5855
	Attention:	James M. Lyons, Esq.
	Tel No.:	303-628-9546
	Fax No.:	303-623-9222

If to any Boise Entity:

Boise Cascade, L.L.C.
1111 W. Jefferson Street, Suite 300
Boise, ID 83702-5389
Attention:	General Counsel
Tel No.:	(208) 384-4918
Fax No.:	(208) 384-6566

and to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention:	Richard J. Campbell, PC
Tel No.:	(312) 861-2000
Fax No.:	(312) 861-2200

11.           General Provisions.

(a)           Severability. Whenever possible, each provision of this Retirement Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Retirement Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Retirement Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If this Retirement Agreement is held to not satisfy the requirements of the Older Workers Benefit Protection Act or any other law, rule or regulation for an effective release of any age discrimination claim by Executive, Executive specifically agrees that such holding will not effect the validity and enforceability of all other provisions of this Retirement Agreement, including the release contained herein with respect to all other claims.

(b)           Complete Agreement. This Retirement Agreement and the provisions of the Relevant Agreements which remain in full force and effect as described herein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way. Whenever used herein, “including” means “including, without limitation”.

(c)           Counterparts. This Retirement Agreement may be executed in separate counterparts (including by facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement and any amendments hereto to the extent signed and delivered by means of a facsimile machine or by electronic transmission (including electronic .pdf), will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto will re-execute original forms thereof and deliver them to the other party. No party hereto will raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(d)           Successors and Assigns. Except as otherwise provided herein, this Retirement Agreement shall bind and inure to the benefit of and be enforceable by each of the Executive Parties and each of the Boise Entities and their respective successors and assigns; provided that no Executive Party may assign, in whole or in part, its rights or obligations under this Agreement without the prior written consent of the Boise Entities.

(e)           Choice of Law. All questions concerning the construction, validity and interpretation of this Retirement Agreement, and all other matters related to this Retirement Agreement, will be governed by the internal law, and not the law of conflicts, of the State of Idaho.

(f)            Disputes. Except for claims for injunctive relief or specific performance, any dispute or controversy arising under or in connection with this Retirement Agreement shall be settled exclusively by binding arbitration in Boise, Idaho in accordance with the Rules of Endispute/JAAMS then in effect, except to the extent inconsistent with this Retirement Agreement. In such an arbitration, the arbitrators shall permit discovery of documents and witnesses to the extent permitted under United States Federal Rules of Civil Procedure 26 through 34. Notwithstanding the foregoing, the arbitrators shall be empowered only to interpret and apply the terms of this Retirement Agreement, and shall not be empowered to revise or amend any provision in this Retirement Agreement, nor to make a decision based on any such revision or amendment. The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs, including reasonable attorneys’ fees and disbursements. Any award rendered may be enforced in any court of any state or country having jurisdiction over the parties and/or their assets. EACH PARTY HERETO IRREVOCABLY SUBMITS ITSELF TO THE PERSONAL JURISDICTION OF AN ARBITRATION PANEL OR COURT LOCATED IN THE STATE OF IDAHO FOR RESOLUTION OF ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(g)           Amendment and Waiver. The provisions of this Retirement Agreement may be amended and waived only with the prior written consent of Executive and each of the

Boise Entities.

(h)           Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state of New York, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(i)            Third Party Beneficiaries. Certain provisions of this Retirement Agreement are entered into for the benefit of and shall be enforceable by the Boise Released Persons or Executive Released Persons as provided herein. Except for the rights of Executive’s estate and heirs to payments and benefits hereunder pursuant to the applicable laws of descent and distribution and other than as provided in the preceding sentence, this Retirement Agreement is for the benefit of the parties hereto and their permitted successors and assigns and no other person or entity (other than the Boise Released Persons and Executive Released Persons) shall be entitled to exercise any rights hereunder or obtain any benefits from this Retirement Agreement.

(j)            Cooperation. Executive agrees to cooperate with and assist the Boise Released Persons and their respective successors and assigns in the investigation and handling of any actual or threatened court action, arbitration or administrative proceeding involving any action that arose during, or any state of facts existing during, Executive’s employment with any Boise Entity (including but not limited to testifying or providing information); provided, however, that the Executive shall not be required to cooperate with or assist any Boise Released Person in any action against the Executive by such Boise Released Person.

(k)           Taxes. Executive agrees that he is solely responsible for all tax liabilities arising from or out of the payments made hereunder and shall indemnify and hold harmless each of the Boise Entities from any costs, expenses (including reasonable attorneys’ fees) and other liabilities arising from Executive’s failure to pay the full amount of taxes required hereunder; provided that the Boise Entities shall be responsible for remitting to the appropriate governmental authority any taxes withheld by the Boise Entities from the Retirement Pay.

(l)            Construction. The various titles of the sections herein are used solely for convenience and shall not be used for interpreting or construing any word, clause, section, paragraph, or subparagraph of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. When used herein, “including” or any variation thereof shall mean “including, without limitation.”

(m)          Reimbursement of Certain Fees and Exepnses. Promptly (but in any event within 30 days) after receipt of invoices and/or back-up therefor, the Company shall, or shall cause one of the Boise Entities to, (i) reimburse Executive for his reasonable relocation expenses for the moving of his personal items and furniture from Boise, Idaho to his home in Colorado and

(ii) pay to Rothgerber, Johnson & Lyons LLP all legal fees reasonably incurred by Executive in connection with the negotiation, execution and delivery of this Retirement Agreement; provided that in no event shall the obligations of the Company (or any other Boise Entity) (x) pursuant to clause (i) of this Section 11(m) include any obligation to reimburse Executive for any storage costs or (y) pursuant to clause (ii) of this Section 11(m) exceed $20,000.

*          *          *          *          *

IN WITNESS WHEREOF, the parties hereto have executed this Retirement Agreement on the date first written above.

FOREST PRODUCT HOLDINGS, L.L.C

By:	/s/ Thomas Carlile
	Name:	Thomas Carlile
	Title:	Executive Vice President &
Chief Financial Officer

BOISE CASCADE HOLDINGS, L.L.C.

By:	/s/ Thomas Carlile
	Name:	Thomas Carlile
	Title:	Executive Vice President &
Chief Financial Officer

BOISE CASCADE, L.L.C.

By:	/s/ Thomas Carlile
	Name:	Thomas Carlile
	Title:	Executive Vice President &
Chief Financial Officer

/s/ W. Thomas Stephens
W. THOMAS STEPHENS

STEPHENS FAMILY LIMITED PARTNERSHIP

By:	/s/ W. Thomas Stephens
Its:	General Partner

By:
Name:
Title:

VERA ALLEN STEPHENS MILLARD
DESCENDANTS TRUST

By:	/s/ Alice Stephens
Its:	Trustee

By:
Name:
Title:

ALICE ANNE STEPHENS
DESCENDANTS TRUST

By:	/s/ Alice Stephens
Its:	Trustee

By:
Name:
Title:

ELIZABETH LEE STEPHENS MULLETT
DESCENDANTS TRUST

By:	/s/ Alice Stephens
Its:	Trustee

By:
Name:
Title:

Acknowledged and agreed for the limited

purposes of the last sentence of Section 1(a) hereof:

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

By:	Madison Dearborn Partners IV, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Thomas S. Souleles
	Name:	/s/ Thomas S. Souleles
	Title:	Managing Director

EXHIBIT A

INTERNAL AND EXTERNAL ANNOUNCEMENTS

Internal BC Announcement

Today I’m delighted to announce that Duane McDougall has been named Chairman and CEO of Boise Cascade. Duane will assume that role on December 1. Duane has been a member of our board of directors since the acquisition of the company from OfficeMax. Duane was CEO of Willamette from 1998 until its merger into Weyerhaeuser in 2002. He knows our company and our industry extremely well and is a proven leader. We are fortunate to have Duane join Boise Cascade at this critical period in our history.

The last four and a half years working with MDP and the Boise Cascade organization has been a perfect ending to my career in the forest products industry and I look forward to the opportunity to retire. I want to thank the employees of our company for their hard work and support during my tenure. When I joined the company in 2004, I suggested three basic goals for us to strive for: first, was to be the safest company in the industry; second, to be a satisfying place to spend a career; and finally, to be the partner of choice for our customers. I think we have made considerable progress toward those goals and I deeply appreciate your commitment to those objectives.

While the markets we compete in are very difficult today, I believe Boise Cascade is well positioned to not only navigate through these tough times, but to also emerge from this down cycle as one of the strongest companies in the building materials industry. This has come about because of your hard work and you should be proud of what you have accomplished.

Duane will be joining us at a great time for a handoff in the CEO’s office. This month we will launch our planning and budgeting process and there are many basic decisions to be made about our business. I am sure you will all welcome Duane in his new job and give him the same support you have given me.

External Announcement

Boise Cascade Announces McDougall as Chairman and CEO

Stephens to Retire December 1, 2008

BOISE, Idaho -Boise Cascade Holdings, LLC announced today that Duane McDougall will become the new Chairman and CEO of Boise Cascade effective December 1, 2008. McDougall will replace Tom Stephens who has served as Chairman and CEO of Boise Cascade since 2004.

McDougall has served on Boise Cascade’s Board of Directors since 2004 and has extensive experience in the forest products industry. He served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. McDougall’s Willamette Industries career spanned 23 years, during which time he served in various operating and finance capacities. “I am delighted to have the opportunity to guide Boise Cascade through the most difficult markets we have seen in our industry since the depression,” says McDougall. “Tom Stephens has positioned the organization well, and we will emerge from these difficult times as one of the strongest companies in the building materials industry. On behalf of the company and the Board of Directors, I want to thank Tom for his significant contributions and wish him well in his retirement.”

McDougall will replace Tom Stephens who became CEO of Boise Cascade upon its formation in October 2004 when Madison Dearborn Partners, a private equity group, purchased the forest products assets of Boise Cascade Corporation. Over the past four years, Mr. Stephens transformed the company through a sale of its timberlands in February 2005, growth in engineered wood products manufacturing and building materials distribution, and the sale of the company’s paper and container assets to Boise Inc. in February of 2008. “Duane knows our company and our industry extremely well and is a proven leader,” said Stephens. “We are fortunate to have Duane join Boise Cascade at this critical period in our history.”

McDougall currently serves on the boards of West Coast Bancorp, Cascade Corporation, and Greenbrier Companies. He has a Bachelor of Science degree from Oregon State University and has attended executive programs at Stanford and the University of Virginia.

About Boise Cascade

Boise Cascade manufactures engineered wood products, plywood, lumber, and particleboard and distributes a broad line of building materials, including wood products manufactured by the company. The company is privately owned and headquartered in Boise, Idaho. Visit Boise’s website at www.bc.com.